EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2001 relating to the consolidated financial statements of Ladenburg Thalmann & Co. Inc. included in the definitive proxy statement of Ladenburg Thalmann Financial Services Inc. (f/k/a GBI Capital Management Corp.) for its annual meeting of shareholders held on May 7, 2001, filed March 28, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
New York, New York

December 4, 2001